EXHIBIT 4.2

TRUST AGREEMENT

OF

CULLEN/FROST CAPITAL TRUST II

THIS TRUST AGREEMENT is made as of February 3, 2004 (this “Trust Agreement”), by and between, Cullen/Frost Bankers, Inc., as depositor (the “Depositor”), and The Bank of New York (Delaware), a Delaware banking corporation, as Delaware trustee (the “Delaware Trustee”). The Depositor and the Delaware Trustee hereby agree as follows:

1. The trust created hereby shall be known as “Cullen/Frost Capital Trust II” (the “Trust”), in which name the Delaware Trustee or the Depositor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2. The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of $10. Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq. (the “Statutory Trust Act”), and that this document constitute the governing instrument of the Trust. The Delaware Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in such form as the Delaware Trustee may approve.

3. The Depositor and the Delaware Trustee will enter into an amended and restated Trust Agreement or Declaration satisfactory to each such party to provide for the contemplated operation of the Trust created hereby and the issuance of the Capital Securities and Common Securities referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement or Declaration, the Delaware Trustee shall not have any duty or obligation hereunder or with respect of the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Delaware Trustee may take all actions deemed proper as are necessary to effect the transactions contemplated herein.

4. The Depositor, as agent of the Trust, is hereby authorized, in its discretion, (i) to prepare one or more offering memoranda in preliminary and final form relating to the offering and sale of Capital Securities of the Trust in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and such other forms or filings as may be required by the 1933 Act, the Securities Exchange Act of 1934, as amended, or the Trust Indenture Act of 1939, as amended, in each case relating to the Capital Securities of the Trust; (ii) to file and execute on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents that shall be necessary or desirable to register or establish the exemption from registration of the Capital Securities of the Trust under the securities or “Blue Sky” laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (iii) to execute and file an application, and all other applications, statements, certificates, agreements and other instruments that shall be necessary or desirable, to the Private Offerings, Resales and

Trading through Automated Linkages (“PORTAL”) Market and, if and at such time as determined by the Depositor, to the New York Stock Exchange or any other national stock exchange or the Nasdaq National Market for listing or quotation of the Capital Securities of the Trust; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Capital Securities of the Trust; and (v) to execute, deliver and perform on behalf of the Trust one or more purchase agreements, registration rights agreements, dealer manager agreements, escrow agreements and other related agreements providing for or relating to the sale of the Capital Securities of the Trust.

5. This Trust Agreement may be executed in one or more counterparts.

6. The number of trustees of the Trust initially shall be one and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of trustees of the Trust; provided, however, that to the extent required by the Statutory Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon thirty days’ prior notice to the Depositor.

7. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

8. The Trust may be terminated without issuing any Trust securities at the election of the Depositor.

9. To the fullest extent permitted by applicable law, the Depositor shall indemnify and hold harmless the Delaware Trustee from and against any loss, damage or claim incurred by the Delaware Trustee and any of its officers, directors, employees and agents of the Delaware Trustee by reason of any act or omission performed or omitted by the Delaware Trustee in good faith on behalf of the Trust and in a matter the Delaware Trustee reasonably believed to be within the scope of authority conferred on the Delaware Trustee by this Trust Agreement, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, except that the Delaware Trustee shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Delaware Trustee by reason of gross negligence or willful misconduct with respect to such acts or omissions. The provisions of this Section 9 shall survive the termination of this Trust Agreement or the earlier resignation or removal of the Delaware Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

CULLEN/FROST BANKERS, INC., as Depositor

By:	/s/ Jerry Salinas

Name:	Jerry Salinas
Title:	Sr. Executive Vice President/Treasurer

THE BANK OF NEW YORK (DELAWARE), as Delaware Trustee

By:	/s/ Patrick Burns

Name:	Patrick Burns
Title:	Senior Vice President

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